Tyson Foods, Inc. Goal-Based Bonus Program

Purpose: The Tyson Foods, Inc. Goal-Based Bonus Program (“Bonus Program”) is designed to provide incentives to management to meet key goals selected by Tyson Foods, Inc. (“Company”), which goals may assist the Company in increasing efficiency, cutting costs, optimizing earning performance or such other goals deemed by management to be important to the Company.

Eligible Participants: Except for the Chief Executive Officer, all officers and management employees of the Company and its wholly-owned subsidiaries are eligible to participate in the Bonus Program. The Company can select such other employees and agents of the Company that it determines can participate in the Program.

Bonus Program Structure: The following describes the methodology for determining bonuses to be paid under the Bonus Program:

1.

The CEO of the Company will determine the goal(s) that he/she desires the Company to meet in a given year. The CEO will propose goal(s) to the Compensation Committee (“Committee”) of the Company’s Board of Directors. The Committee will then determine the actual goals for the fiscal year and the bonus payments that will be made for obtaining various levels of the goal(s).

2.	The maximum amount of bonus the Company will pay to Eligible Participants for any given fiscal year is $10,000,000.
3.	The Chief Executive Officer of the Company will be authorized to determine the factors used to determine Eligible Participant’s bonus payment.

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